Exhibit 4.3

HILB ROGAL & HOBBS COMPANY

2007 STOCK INCENTIVE PLAN

Article I

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

1.01

Affiliate means any entity that is (a) a “subsidiary corporation” or “parent corporation” (within the meaning of Code section 424) of the Company and (b) a member of a controlled group of corporations with the Company under Code section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” in applying Code section 1563(a)(1) for purposes of determining a controlled group of corporations under Code section 414(b).

1.02

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Grant or an Award issued to such Participant.

1.03	Award means an award of Common Stock and/or Restricted Stock.

1.04	Board means the Board of Directors of the Company.

1.05	Change of Control means

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (a) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 1.05; or

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of subsection (i) of this Section 1.05, a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Company which reduces the Outstanding Company Common

Stock or the Outstanding Company Voting Securities, the beneficial ownership of a Person increases to 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of share purchases by the Company and, after such share purchases by the Company, such Person becomes the beneficial owner of any additional shares of the Outstanding Company Common Stock or the Outstanding Company Voting Stock through any means except an acquisition directly from the Company, for purposes of subsection (i) of this Section 1.05, a Change of Control shall be deemed to have taken place.

1.06      Change of Control Date is the date on which an event described in (i) through (iv) of Section 1.05 occurs.

1.07      Code means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, including, without limitation, proposed Treasury Regulations.

1.08      Commission means the Securities and Exchange Commission or any successor agency.

1.09      Committee means the Human Resources & Compensation Committee of the Board or any successor thereto.

1.10	Common Stock means the Common Stock of the Company.

1.11	Company means Hilb Rogal & Hobbs Company.

1.12      Disability, with respect to a Participant, means "'disability" as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed.

1.13      Effective Date means the date on which this Plan is approved by the shareholders of the Company.

1.14      Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

1.15      Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day or, if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Committee may select.

1.16	Grant means the grant of an Option.

1.17      Incentive Stock Option means an Option which qualifies and is intended to qualify as an “incentive stock option” under Code section 422.

1.18      Non-Qualified Stock Option means an Option other than an Incentive Stock Option.

1.19      Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price and on the conditions set forth in an Agreement.

1.20      Option Price means the price per share for Common Stock purchased on the exercise of an Option as provided in Article VI.

1.21      Participant means an officer, director or employee of the Company or of a Subsidiary who satisfies the requirements of Article IV and is selected by the Committee to receive a Grant or an Award.

1.22      Plan means the Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan, as amended from time to time.

1.23	Prior Plan means the Hilb Rogal & Hobbs Company 2000 Stock Incentive Plan.

1.24      Restricted Stock means shares of Common Stock awarded to a Participant under Article IX and designated as Restricted Stock. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become transferable and free of substantial risk of forfeiture.

1.25      Rule 16b-3 means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time, or any successor rule.

1.26      Securities Broker means the registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 8.04 hereof.

1.27      Subsidiary means, with respect to any corporation, a “subsidiary corporation” of that corporation within the meaning of Code section 424(f).

Article II

PURPOSES

The Plan is intended to assist the Company in recruiting and retaining officers, directors and key employees with ability and initiative by enabling such persons who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Common Stock and Restricted Stock, and the grant of Options, qualifying as Incentive Stock Options or Non-Qualified Stock Options as designated by the Committee at the time of grant. No Option that is intended to be an Incentive Stock Option, however, shall be invalid for failure to qualify as an Incentive Stock Option under Code section 422 but shall be treated as a Non-Qualified Stock Option.

Article III

ADMINISTRATION

This Plan shall be administered by the Committee. The Committee shall have authority to issue Grants and Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of such Grants and Awards may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option and (ii) the transferability or forfeitability of Restricted Stock. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. To fulfill the purposes of the Plan without amending the Plan, the Committee may also modify any Grants or Awards issued to Participants who are nonresident aliens or employed outside of the United States to recognize differences in local law, tax policy or custom, provided such modifications are permitted by Code section 409A, if applicable.

The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.

Article IV

ELIGIBILITY

4.01      General. Any officer, director or employee of the Company or of any Affiliate (including any corporation that becomes an Affiliate after the adoption of this Plan) who, in the judgment of the Committee, has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary of the Company may receive one or more Awards or Grants, or any combination or type thereof. Employee and non-employee directors of the Company are eligible to participate in this Plan.

4.02      Grants and Awards. The Committee will designate the individuals to whom Grants and/or Awards are to be made and will specify the number of shares of Common Stock subject to each such Grant or Award. An Option may be granted alone or in addition to other Grants and/or Awards under the Plan. The Committee shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Options to any Participant; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries. All Grants or Awards under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may determine. No Participant may be granted Options that are Incentive Stock Options (under all plans of the Company and its Affiliates which provide for the grant of Incentive Stock Options) which are first exercisable in any calendar year for Common Stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000 or such other amount as shall be specified in Code Section 422 and the rules and regulations thereunder from time to time. No Participant may receive Grants or Awards under the Plan with respect to more than 200,000 shares of Common Stock during any one calendar year.

4.03      Designation of Option as an Incentive Stock Option or Non-Qualified Stock Option. The Committee will designate at the time an Option is granted whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence, however, of any such designation, such Option shall be treated as a Non-Qualified Stock Option.

4.04      Qualification of Incentive Stock Option under Section 422 of the Code. Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Code section 422 or, without the consent of the Participant so affected, to disqualify any Incentive Stock Option under such Section 422. No Option that is intended to be an Incentive Stock Option however, shall be invalid for failure to qualify as an Incentive Stock Option under Code section 422 but shall be treated as a Non-Qualified Stock Option.

Article V

STOCK SUBJECT TO PLAN

Subject to the adjustment provisions of Article X and the provisions of (a) and (b) of this Article V, up to 2,000,000 shares of Common Stock plus any shares of Common Stock remaining available under the Prior Plan on the Effective Date of the Plan may be issued under the Plan. In addition to such authorization, the following shares of Common Stock may be issued under the Plan:

(a)          Shares of Common Stock that are forfeited under the Prior Plan, and shares of Common Stock that are not issued under the Prior Plan because of (i) the cancellation, termination or expiration of Grants and Awards, and/or (ii) other similar events under the Prior Plan, shall be available for issuance under this Plan.

(b)           Shares of Common Stock that are forfeited under the Plan, and shares of Common Stock that are not issued under the Plan because of (i) a payment of cash in lieu of shares of Common Stock, (ii) the cancellation, termination or expiration of Grants and Awards, and/or (iii) other similar events under the Plan, shall be available for issuance under this Plan.

Subject to the adjustment provisions of Article X, not more than 500,000 of the shares of Common Stock available for issuance on the Effective Date of the Plan shall be issued under Awards of Common Stock and/or Restricted Stock.

Subject to the foregoing provisions of this Article, if a Grant or an Award may be paid only in shares of Common Stock, or in either cash or shares of Common Stock, the shares of Common Stock shall be deemed to be issued hereunder only when and to the extent that payment is actually made in shares of Common Stock. However, the Committee may authorize a cash payment under a Grant or an Award in lieu of shares of Common Stock if there are insufficient shares of Common Stock available for issuance under the Plan.

Article VI

OPTION PRICE

The price per share for Common Stock purchased on the exercise of an Option shall be fixed by the Committee on the date of grant; provided, however, that the price per share shall not be less than the Fair Market Value on such date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to a Participant who, at the time of the Grant, is a 10% shareholder as determined under Code section 422, then the Option Price shall be not less than 110% of the Fair Market Value on the date of Grant. Except for adjustments authorized in Article X, the price per share for Common Stock purchased on exercise of an Option may not be reduced (by amendment or cancellation of the Option or otherwise) after the date of grant of the Option.

Article VII

EXERCISE OF OPTIONS

7.01      Maximum Option Period. The period in which an Option may be exercised shall be determined by the Committee on the date of grant; provided, however, that an Option shall not be exercisable after the expiration of 10 years (or 5 years in the case of an Incentive Stock Option granted to a 10% shareholder as determined under Code section 422) from the date the Option was granted. The date upon which any Option granted by the Committee becomes exercisable may be accelerated by the Committee in its discretion. Subject to the terms hereof, the term of exercisability for any Option granted by the Committee may be made contingent upon the continued employment of the Participant by the Company or Affiliate. The term of exercisability of any Option may not be extended or renewed except as may be permitted by Code section 409A.

7.02      Transferability of Options. Non-Qualified Stock Options may be transferable by a Participant and exercisable by a person other than a Participant, but only to the extent such transfer is not made for value and is specifically provided in an Option Agreement and subject to applicable securities law requirements. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

7.03      Employee Status. For purposes of determining the applicability of Code section 422 (relating to Incentive Stock Options), or in the event that the terms of any Grant provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary Disability, or other reasons shall not be deemed interruptions of continuous employment.

Article VIII

METHOD OF EXERCISE

8.01      Exercise. Subject to the provisions of Articles VII and XI, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with the applicable Agreement and such other requirements as the Committee shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to remaining shares subject to the Option. The exercise of an Option shall result in the termination of any related Option to the extent of the number of shares with respect to which the Option is exercised.

8.02      Payment. Unless otherwise provided by the Agreement, payment of the Option Price shall be made in cash. If the Agreement provides, payment of all or part of the Option Price (and any applicable withholding taxes) may be made by surrendering (by either actual delivery or attestation) already owned shares of Common Stock to the Company or by the Company withholding shares of Common Stock from the Participant upon exercise, provided the shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof and any such withholding taxes. In addition, the Committee may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

8.03      Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his or her Option until the date he or she exercises such Option.

8.04      Cashless Exercise. To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a “cashless exercise” of the Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith. The Committee may permit a Participant to elect to pay any applicable withholding taxes by requesting that the Company withhold the number of shares of Common Stock equivalent at current Fair Market Value to the withholding taxes due.

8.05      Cashing Out of Option. The Committee may elect to cash out all or part of the portion of any Option to be exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is the subject of the portion of the Option to be exercised over the Option Price times the number of shares of Common Stock subject to the portion of the Option to be exercised on the effective date of such cash out.

Article IX

COMMON STOCK AND RESTRICTED STOCK

9.01      Award. In accordance with the provisions of Article IV, the Committee will designate the individuals to whom an Award of Common Stock and/or Restricted Stock is to be made and will specify the number of shares of Common Stock covered by such Award or Awards.

9.02      Vesting. In the case of Restricted Stock, on the date of the Award, the Committee may prescribe that the Participant’s rights in the Restricted Stock shall be forfeitable or otherwise restricted in any manner in the discretion of the Committee for such period of time as is set forth in the Agreement. Subject to the provisions of Article XI hereof, the Committee may award Common Stock to a Participant which is not forfeitable and is free of any restrictions on transferability. An election by the Participant to postpone vesting of Restricted Stock or any other election that could result in a deferral of compensation under Code section 409A may be made only if authorized by the Committee and only in accordance with the requirements of Code Section 409A.

9.03      Shareholder Rights. Prior to their forfeiture in accordance with the terms of the Agreement and while the shares are Restricted Stock, a Participant will have all rights of a shareholder with respect to Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Stock.

Article X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

Should the Company effect one or more (x) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (y) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (z) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Grants and Awards may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Committee shall determine to be equitably required, provided that the number of shares subject to any Grant or Award shall always be a whole number. Any determination made under this Article X by the Committee shall be final and conclusive. No adjustment may be made under this Plan with respect to a Grant or Award that would create a deferral of compensation or a modification, extension or renewal under Code section 409A, except to the extent permitted by Code section 409A.

                The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Grant or Award.

Article XI

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Grant shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which a Grant is exercised or an Award is issued may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Grant shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

Article XII

GENERAL PROVISIONS

12.01    Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

12.02    Unfunded Plan. The Plan is not required to be funded and the Company shall not be required to segregate any assets that may at any time be represented by a Grant or an Award under this Plan.

12.03    Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

(a)         Unless otherwise provided by the Committee in an Agreement, any outstanding Option which is not presently exercisable as of a Change of Control Date shall become fully exercisable and vested to the full extent of the original Grant upon such Change of Control Date.

(b)        Unless otherwise provided by the Committee in an Agreement, the restrictions applicable to any outstanding Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested, nonforfeitable and transferable to the full extent of the original Award. The Committee may also provide in an Agreement that a Participant may elect, by written notice to the Company within 60 days after a Change of Control Date, to receive, in exchange for shares that were Restricted Stock immediately before the Change of Control Date, a cash payment equal to the Fair Market Value of the shares surrendered on the last business day the Common Stock is traded on the New York Stock Exchange prior to receipt by the Company of such written notice.

(c)         The Committee may, in its complete discretion, cause the acceleration or release of any and all restrictions or conditions related to a Grant or Award, in such manner, in the case of officers and directors of the Company who are subject to Section 16(b) of the Exchange Act, as to conform to the provisions of Rule 16b-3.

12.04    Rules of Construction. Headings are given to the articles and sections of this Plan solely for ease of reference and are not to be considered in construing the terms and conditions of the Plan. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

12.05    Rule 16b-3 Requirements. Notwithstanding any other provisions of the Plan, the Committee may impose such conditions on any Grant or Award, and the Board may amend the Plan in any such respects, as they may determine, on the advice of counsel, are necessary or desirable to satisfy the provisions of Rule 16b-3. Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (a) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act shall comply with any applicable conditions of Rule 16b-3; and (b) every provision of the Plan shall be administered, interpreted and construed to carry out the foregoing provisions of this sentence.

12.06    Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules, or regulations. No termination, amendment, or modification of the Plan, other than pursuant to Section 12.05 herein, shall in any manner adversely affect any Grant or Award theretofore issued under the Plan, without the written consent of the Participant. The Committee may amend the terms of any Grant or Award theretofore issued under this Plan, prospectively or retrospectively, but no such amendment (including an amendment effected through an amendment to the Plan) (a) shall impair the rights of any Participant without the Participant’s written consent except an amendment provided for or contemplated in the terms of the Grant or Award, an amendment made to cause the Plan, or Grant or Award, to qualify for the exemption provided by Rule 16b-3, or an amendment to make an adjustment under Article X or (b) shall cause an Award to result in a deferral of compensation unless such amended Award complies with the requirements of Code section 409A. Except as provided in Article X, the Option Price of any outstanding Option may not be adjusted or amended, whether through amendment, cancellation or replacement, unless such adjustment or amendment is approved by the shareholders of the Company.

12.07   Governing Law. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

12.08   Successors and Assigns. All obligations of the Company under the Plan, with respect to Grants and Awards issued hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding on all successors and permitted assigns of a Participant, including, but not limited to, the estate of such Participant and the executor, administrator or trustee of such estate, and the guardians or legal representative of the Participant.

12.09   Effect on Prior Plan and Other Compensation Arrangements. The adoption of this Plan shall have no effect on Grants and Awards made pursuant to the Prior Plan and the Company’s other compensation arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation plans or arrangements for its officers, directors or employees.

12.10    Duration of Plan. No Grant or Award may be made under this Plan after April 30, 2017.

12.11    Grants Prior to Effective Date. Options may be granted under this Plan, upon its adoption by the Board, provided that no Option will be effective unless and until this Plan is approved by the holders of a majority of the shares of the Company’s outstanding voting stock present in person, or represented by proxy, and entitled to vote at a duly held meeting of the shareholders. No Option granted prior to the Effective Date may be exercised before the requisite shareholder approval is obtained.